EXHIBIT 10.5

AMENDMENT TO THAT
TECHNOLOGY PURCHASE

AGREEMENT

QUADRA MARKETING CORP. and QUADRA ENERGY SYSTEMS INC

06/01/2009

This Amendment Agreement sets out the terms and conditions governing the amendment to the Technology Purchase Agreement for the sale and transfer of a Pyrolsis System of an Energy Conversion and Waste Disposal Technology from QUADRA MARKETING CORP to QUADRA ENERGY SYSTEMS INC.

AMENDMENT AGREEMENT TO THAT TECHNOLOGY PURCHASE
AGREEMENT DATED THE 30TH DAY OF APRIL 2009

THIS AMENDMENT AGREEMENT ("Amending Agreement") is made and entered into as of the 1st day of June, 2009, between QUADRA MARKETING CORP. of No. 5 New Road, P.O. Box 388 Belize City, Belize ("Seller"), and QUADRA ENERGY SYSTEMS INC.(“Purchaser”)

WITNESSETH:

WHEREAS the Seller and the Purchaser entered into a Technology Purchase Agreement dated the 30th day of April 2009 (the “Agreement”).

AND WHEREAS the Seller and Purchaser are desirous of amending certain terms of the Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the parties hereby agree to amend the Agreement as follows:

1.	Paragraph 5(b) which provides as follows:

“The Purchase Price for the acquisition of the Technology shall be the sum One Million Three Hundred and Fifty ($1,350,000 USD) which purchase price shall be paid by the Buyer’s parent company, a Nevada corporation, through the issuance to the Seller, Three Million (3,000,000) common shares of the Buyer, at a deemed price of $0.45 per share, which shares shall be deemed fully paid and non-assessable and shall bear a restrictive legend endorsed upon the shares restricting the transfer or selling of the shares for such hold period as required by the applicable securities laws. The delivery of the shares to the Seller shall be done concurrently at the date of closing.”

is hereby deleted and the share certificate representing the common shares issued to the Seller returned to the Buyer and the share certificate cancelled.

2.	Paragraph 5(a) which provides as follows:

“A Royalty Fee. The Royalty Fee for purposes of this Agreement shall be an amount equal to Five Per Cent (5%) of the Buyer’s Gross Revenues as set out in the Buyer’s audited financial statements prepared in accordance with the Generally Accepted Accounting Principles (GAAP) at the end of each fiscal quarter.”

is hereby deleted and the following is inserted in the place and stead thereof so that 5(a) of the Agreement now reads as follows:

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“A Royalty Fee. The Royalty Fee for purposes of this Agreement shall be an amount equal to Ten Per Cent (10%) of the Buyer’s Gross Revenues as set out in the Buyer’s audited financial statements prepared in accordance with the Generally Accepted Accounting Principles (GAAP) at the end of each fiscal quarter.”

3.      All other terms and conditions of the Agreement shall remain unamended and shall remain in full force and effect.

Dated at the City of Las Vegas, Nevada, this 1st day of June 2009.

QUADRA MARKETING CORP. By:

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QUADRA ENERGY SYSTEMS INC. By:

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